Exhibit (e)

                    LAZARD WORLD DIVIDEND & INCOME FUND, INC.

                           DIVIDEND REINVESTMENT PLAN


HOW DOES THE DIVIDEND REINVESTMENT PLAN WORK?

The Dividend Reinvestment Plan (the "Plan") offers stockholders of Lazard World Dividend & Income Fund, Inc. (the "Fund") a convenient way to acquire additional shares of the Fund's common stock by automatic reinvestment.

When a distribution is declared, nonparticipants in the Plan will receive cash. Participants in the Plan will receive the equivalent in shares of common stock of the Fund valued as described below:

1. If on the record date for the distribution, the market price is equal to or exceeds the net asset value at the time shares are valued for the purpose of determining the number of shares equivalent to the cash dividend or capital gains distribution, participants will be issued shares of common stock at the net asset value most recently determined, but in no event less than 95% of the market price.

2. If on the record date for the distribution, the net asset value of the common stock exceeds the market price of the common stock, or if the Fund should declare a dividend or capital gains distribution payable only in cash, EquiServe Trust Company, N.A. (the "Bank") will buy common stock in the open market, on the New York Stock Exchange or elsewhere, for the participants' accounts. If, before the Bank has completed its purchases, the market price exceeds the net asset value of the common stock, the average per share purchase price paid by the Bank may exceed the net asset value of the common stock, resulting in the acquisition of fewer shares than if the dividend or capital gains distribution had been paid in common stock issued by the Fund.

As a registered stockholder in the Plan, the entire amount of your distribution will be reinvested. For any balance that is insufficient to purchase a whole share, the Bank will credit your account with fractional shares. The fractional share position is included in all subsequent distributions, and you have voting rights on all full and fractional shares acquired under the Plan.

There is no charge to participants for reinvesting dividends or capital gains distributions. The Bank's fees for handling the reinvestment of dividends and capital gains distributions will be paid by the Fund. There will be no brokerage charges with respect to shares of common stock issued directly by the Fund as a result of dividends or capital gains distributions payable either in stock or in cash. However, each participant will pay a pro rata share of brokerage commissions incurred with respect to the Bank's open market purchases in connection with the reinvestment of dividends and capital gains distributions.

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HOW OFTEN DOES THE FUND DECLARE DISTRIBUTIONS?

It is the present policy of the Fund, which may be changed by the Board of Directors, to pay dividends on a monthly basis to holders of common stock. Distributions of any short-term capital gains also will be made on a monthly basis and long-term capital gains will be made annually.

HOW DO STOCKHOLDERS REGISTER FOR THE PLAN?

Each stockholder is automatically considered a participant in the Plan, unless otherwise elected.

If your Fund shares are held in the name of a broker or nominee, you will have distributions reinvested automatically by the broker or nominee in additional shares under the Plan, unless the service is not provided by the broker or nominee, or unless the stockholder elects to receive distributions in cash. If the service is not available, such distributions will be paid in cash. Stockholders whose shares are held in the name of a broker or nominee should contact the broker or nominee for details.

RATHER THAN REINVESTING, CAN I RECEIVE CASH?

Yes. If a stockholder wishes to receive distributions in cash, the stockholder must notify the institution (broker or nominee) in whose name the shares are held. If the stockholder is registered, the Bank will provide all new registered stockholders with a withdrawal card which should be signed and returned to the Bank only if the stockholder wants cash. Alternatively, stockholders may send written notice to the Bank at least 10 days prior to the record date for the distribution to withdraw from the Plan and get cash. All distributions to stockholders who elect not to participate (or whose broker or nominee elects not to participate) in the Plan, will be paid by check mailed directly to the record holder by the Bank, as dividend paying agent.

HOW AM I TAXED ON REINVESTED DISTRIBUTIONS?

The automatic reinvestment of dividends and capital gains distributions will not relieve participants of any income tax which may be payable on such dividends or distributions. Participants in the Plan and stockholders who receive cash will each receive Form 1099 concerning the Federal tax status of distributions paid during the year.

HOW DO I WITHDRAW FROM THE PLAN?

A stockholder who terminates his participation may choose to 1) receive a stock certificate for "whole" shares held in his account and a check for the value of any fractional shares in the account, or 2) instruct the Bank to sell all full or fractional shares in the account and receive a check for the proceeds of the sale. There will be an initial $15.00 service fee plus $0.12 per share being liquidated (for processing and brokerage expenses) for termination of an account. No certificate will be issued for fractional shares. Participants who elect to have shares sold will receive the proceeds from the sale, less any brokerage commission related to the sale.

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If a participant disposes of the shares registered in his name on the books of the Fund, the Bank may continue to reinvest the distributions on shares in the Plan Account until otherwise notified in writing.

ADDITIONAL INFORMATION

The Bank maintains all stockholder accounts in the Plan and furnishes written confirmations of all transactions in such accounts, including information needed by stockholders for personal and tax records.

Common stock in the account of each Plan participant will be held by the Bank in non-certificated form in the name of the participant, and each stockholder's proxy will include those shares purchased pursuant to the Plan.

The price at which the Bank shall be deemed to have acquired shares in the open market for the participants' accounts shall be the average price (including brokerage commissions) of all shares purchased by it for all participants in the Plan. The average price per share may, due to market fluctuations, be greater than the net asset value per share. Under certain circumstances, the rules and regulations of the Securities and Exchange Commission may require limitation or temporary suspension of market purchases of shares under the Plan. The Bank will not be accountable for its inability to make purchases during such a period.

Experience under the Plan may indicate that changes are desirable. The Plan may be amended or terminated by the Fund and/or the Bank on at least 90 days written notice to participants in the Plan.

QUESTIONS AND CORRESPONDENCE CONCERNING THE PLAN SHOULD BE DIRECTED TO:

EQUISERVE TRUST COMPANY N.A.
P.O. BOX 43010
PROVIDENCE, RHODE ISLAND 02940-3010










Dated:  ______________, 2005

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*AUTHORIZATION FOR CASH



PLEASE TERMINATE MY REINVESTMENT PLAN AND . . .(CHECK ONE)

| | Issue a certificate for all full shares and sell any fractional shares remaining in my reinvestment account.

| | Sell all shares currently being held in my reinvestment account, and remit a check for the proceeds.

DO NOT MAIL IF YOU WISH TO RECEIVE BOTH YOUR DIVIDEND AND CAPITAL GAINS DISTRIBUTIONS IN ADDITIONAL SHARES.



PRINT

NAME(S) __________________________________

DATE _____________________________________

TAX IDENTIFICATION NUMBER ________________

SIGNATURE(S)______________________________

            ______________________________



*NOTIFICATION MUST BE RECEIVED BY THE PLAN AGENT AT LEAST 10 BUSINESS DAYS PRIOR TO THE RECORD DATE FOR A DISTRIBUTION.



                                                                           PLACE
                                                                           STAMP
                                                                           HERE


EQUISERVE TRUST COMPANY, N.A.
c/o LAZARD WORLD DIVIDEND & INCOME FUND, INC.
P.O. BOX 43010
PROVIDENCE, RHODE ISLAND 02940-3010